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                                                                       Exhibit 1
             FIRST AMENDMENT TO PREFERRED SHARES RIGHTS AGREEMENT


     FIRST AMENDMENT, dated as of October 8, 1999 to the Preferred Shares Rights Agreement dated October 2, 1998 between Infoseek Corporation, a Delaware corporation (the "Company") and BankBoston, N.A., a national banking association, as Rights Agent (the "Rights Agent") (the "Rights Agreement").

                                   WITNESSETH

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amendment the Rights Agreement as provided herein.

     NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

     1.  Amendment to Section 1(p).  Subparagraph (p) in Section 1 of the Rights
         -------------------------
Agreement is hereby amended and restated in its entirety as follows:

     "Excluded Person" shall mean (i) the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan; (ii) The Walt Disney Company, a Delaware corporation ("Disney"), and any Purchaser Controlled Corporation (as such term is defined in that certain Governance Agreement, dated as of June 18, 1998 (the "Governance Agreement"), by and among Disney, Disney Enterprises Inc., a Delaware corporation ("DEI"), and the Company, provided that, Disney or any such Purchaser Controlled Corporation is not in material breach of its obligations under Sections 2.1(a), 2.1(d), 2.1(e), 2.1(f) or 4.4 of the Governance Agreement entered into in connection with the several transactions contemplated by that certain Agreement and Plan of Reorganization, dated as of June 18, 1998 (the "Merger Agreement"), by and among the Company, Infoseek Corporation, a California corporation ("Infoseek-California"), Starwave Corporation, a Washington corporation, and DEI; or (iii) Disney and any Purchaser Controlled Corporation, as a result of the execution, delivery or performance by the parties thereto of that certain Agreement and Plan of Reorganization dated as of July 10, 1999 between Infoseek Corporation, Disney and Bingo Acquisition Corp., as the same may be
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     amended from time to time, or the consummation of the transactions contemplated thereby pursuant to the terms thereof.

     2.   Effect of Amendment.  Except as expressly amended hereby, the Rights
          -------------------
Agreement shall remain in full force and effect and unchanged.

     3.   Governing Law.  This Amendment shall be deemed to be a contract made
          -------------
under the laws of all be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     4.   Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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     IN WITNESSS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


"COMPANY"                         INFOSEEK CORPORATION

                                  By: /s/ Harry M. Motro
                                    --------------------------------
                                  Name: Harry M. Motro

                                  Title:  President and Chief Executive Officer



"RIGHTS AGENT"                    BANKBOSTON, N.A.

                                  By: /s/ Joshua P. McGinn
                                      ------------------------------

                                  Name: Joshua P. McGinn

                                  Title: Senior Account Manager